Exhibit 99.1
Press Release
TREEHOUSE FOODS COMPLETES THE PURCHASE OF E.D SMITH INCOME FUND
Westchester, IL October 15, 2007 — TreeHouse Foods, Inc. (NYSE:THS) (“TreeHouse”) today announced that they have completed their purchase of E.D. Smith Income Fund (the “Fund”). E.D. Smith is the leading supplier of private label salad dressings in Canada and the U.S. It also markets E.D. Smith branded jams, jellies and pie fillings and other private label products in Canada. The company markets and distributes its products to the food retail and foodservice markets in Canada and the U.S.
As announced on June 25, 2007, TreeHouse agreed to acquire all of the operating assets of the Fund for CAN$9.15 per share or approximately $220 million, plus the assumption of approximately $100 million in existing net debt and transaction costs. The all cash transaction was financed through borrowings under the TreeHouse’s existing $600 million credit facility.
“E.D. Smith opens access to both new geography and new product categories”, said Sam K. Reed, Chairman and CEO of TreeHouse Foods, Inc. “The name ‘E.D. Smith’ is renowned in the world of private label foods where its reputation sets the standard in strategic alignment and cooperation with grocery customers. We will benefit greatly on both sides of the border from EDS, not only in opening markets, but also in extending our scope as an industry leader.”
TreeHouse President and COO David Vermylen further expects the acquisition to deliver four key benefits:
•	“First, in the U.S., where EDS does 40% of its business, it adds a fourth $100 million business to our U.S. retail dry grocery portfolio — salad dressing. Salad dressings are a large, growing category associated with healthy eating. E.D. Smith is the private label salad dressings market leader in the U.S. with an estimated 60%+ share and is recognized as the private label category innovator. Our focus in the U.S. will be on pourable dressings. We want to be the best, most innovative private label salad dressings company in the nation.

•	Second, in Canada where EDS does 60% of its business, it is the private label market leader in nine categories and has outstanding relationships with all the key retailers. We will continue to build that business and add Bay Valley’s U.S. categories to E.D. Smith’s product portfolio, thus leveraging their account penetration with key customers.

•	Third, E.D. Smith has a very solid food service business in Canada but only a limited presence in the U.S. Its specialty sauces food service portfolio is a perfect fit with Bay Valley’s pickle, cheese sauce and salsa business.

•	Fourth, beyond the revenue synergies, we see significant cost synergies across the entire supply chain as we leverage the combined size of E.D Smith and our legacy businesses.”
For the 12 months ending December 31, 2007, E.D. Smith is expected to generate revenues of approximately $300 million. E.D. Smith operates production facilities in Winona, Ontario, Seaforth, Ontario, Cambridge, Ontario and North East, Pennsylvania, and employs approximately 800 people. The E.D. Smith headquarters will remain in Winona, Ontario.
TreeHouse has re-affirmed that E.D. Smith is expected to contribute approximately $0.07 per share on an annualized basis but will only contribute $0.01 per share of operating earnings in the fourth quarter of 2007 based on the closing date of the transaction. These earnings estimates will be reduced by one-time acquisition accounting adjustments and integration activities of approximately $0.07 in the fourth quarter and $0.02 in 2008.
CONFERENCE CALL
A webcast to discuss the agreement to acquire the businesses will begin at 8:30 a.m. EDT on Tuesday, October 16, 2007. It may be accessed by visiting the “Webcast” section of the company website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, salsa, Mexican sauces and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Annual Report on Form 10K for the fiscal year ended December 31, 2006 and subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
CONTACT
Investor Relations
TreeHouse Foods, Inc.
(708) 483-1300 Ext. 1344